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                                                                   Exhibit 10.24

                         TAX DISAFFILIATION AGREEMENT


     THIS AGREEMENT dated as of this 16th day of August 1999, by and between Kansas City Southern Industries, Inc., a Delaware corporation ("KCSI") and Stilwell Financial, Inc., a Delaware corporation ("Stilwell"):

     WHEREAS, KCSI owns all of the issued and outstanding common stock of Stilwell ("Stilwell shares"), which was incorporated as FAM Holdings, Inc. on January 23, 1998 and which changed its name to Stilwell Financial, Inc. on July 8, 1999;

     WHEREAS, KCSI is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the members of the affiliated group, which include Stilwell and its subsidiaries beginning in 1998, have prior to 1999 joined in filing consolidated federal income tax returns which would have included Stilwell if Stilwell had been in existence and in its current position in the affiliated group of corporations;

     WHEREAS, KCSI plans to distribute all or substantially all of the Stilwell shares to the stockholders of KCSI in a tax-free transaction pursuant to Code
Section 355 (the "Spin-off") which will reduce KCSI's ownership of Stilwell, so that Stilwell and its subsidiaries will no longer be members of the KCSI affiliated group for federal income tax purposes;

     WHEREAS, KCSI submitted a private letter ruling request to the Internal Revenue Service (the "IRS") to the effect that, for United States federal income tax purposes, no gain or loss will be recognized by KCSI or Stilwell from the Spin-off or by the holders of KCSI common stock upon receipt of Stilwell shares in the Spin-off (the initial submission on January 26, 1999 (the "Initial Submission") and all supplements thereto referred to herein as the "Ruling Request");

     WHEREAS, KCSI and Stilwell desire on behalf of themselves, their subsidiaries and their successors to set forth their rights and obligations with respect to taxes due for periods before and after the date of the Spin-off (the "Disaffiliation Date") upon which Disaffiliation Date Stilwell and its subsidiaries will no longer be members of the KCSI affiliated group, including obligations with respect to any adjustments to the consolidated federal income tax returns and any consolidated or combined state tax returns of KCSI through the Disaffiliation Date.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties agree as follows:

               ARTICLE I.  PREPARATION AND FILING OF TAX RETURNS

     Section 1.1 RESPONSIBILITY FOR PREPARATION OF CONSOLIDATED AND COMBINED RETURNS. KCSI shall timely file or cause to be filed all Tax Returns which are filed on a consolidated or combined basis including Stilwell and its U.S. Subsidiaries (a) for all periods ending on or prior to the Disaffiliation
Date and (b) that are required to be filed for the taxable year of the KCSI affiliated group that begins before and ends on or after the Disaffiliation Date. In the absence of a change in controlling law, all Tax Returns filed
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after the date of this Agreement shall be prepared on a basis consistent with the elections, accounting methods, conventions, and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar tax items have been filed except to the extent that an inconsistent position would not result in an increase in the taxes paid or payable by either Stilwell or KCSI or if mutually agreed between Stilwell and KCSI. Subject to the provisions of this Agreement, all decisions relating to the preparation of Tax Returns shall be made in the reasonable good faith judgment of the party responsible under this Agreement for such preparation.

     For purposes of this Agreement, "Tax Returns" shall mean any return, report, filing, declaration, questionnaire or other document required to be filed, including requests for extensions of time, filings made with estimated tax payments, claims for refund and amended returns that may be filed, for any period with any taxing authority (whether domestic or foreign) in connection with any tax or taxes (whether or not a payment is required to be made with respect to such filing). For purposes of this Agreement, (i) "Subsidiary" shall mean any entity taxable as a corporation as to which the ownership test of Code
Section 1504(a)(2) (or any predecessor provision) is now or was in the past met, but including any such entity only for the period or periods as to which such ownership test was met; (ii) the "Stilwell Group" shall mean the Stilwell Group as defined in the Intercompany Agreement between KCSI and Stilwell (the "Intercompany Agreement") and shown on Exhibit D thereto, except where the context of this Agreement shall indicate a discussion of consolidated or combined Tax Returns, in which case the Stilwell Group shall mean Stilwell and its U.S. Subsidiaries only; and (iii) the "KCSI Group" shall mean the KCSI Group as defined in the Intercompany Agreement and shown on Exhibit E thereto (except the KCSI Group also shall include KCSI for actions, occurrences or omissions arising after the Disaffiliation Date), except where the context of this Agreement shall indicate a discussion of consolidated or combined Tax Returns, in which case the KCSI Group shall mean KCSI and its U.S. Subsidiaries only. Stilwell shall provide, at Stilwell's expense and to the extent permitted by law, consistent with Stilwell's past tax accounting methods, information necessary for KCSI to complete the portion of the KCSI consolidated and combined Tax Returns relating to the Stilwell Group for the period through the Disaffiliation Date (or such longer period as necessary for the ratable allocation election discussed below) and any periods thereafter which are included in a KCSI consolidated or combined Tax Return. Each Tax Return and supporting details shall provide the type of information on members of the Stilwell Group as is consistent with past practice and shall be prepared in accordance with Section 1.3 hereof. For purposes of each federal income Tax Return, Stilwell and KCSI shall make an irrevocable ratable allocation election under Treasury Regulation Section 1.1502-76(b)(2)(ii) or any successor provision, and each shall take all action reasonably required of it to comply with the requirements of such election. Stilwell shall submit all such information and supporting details to KCSI at least forty-five (45) days prior to the date on which the consolidated or combined Tax Returns are due, including extensions.

     Section 1.2 PAYMENT OF TAXES. With respect to periods covered by Tax Returns prepared in accordance with Section 1.1, Stilwell shall make estimated tax payments in accordance with Section 1.3 hereof and also shall pay to KCSI in time to allow KCSI to pay from funds received from Stilwell any additional taxes of the Stilwell Group which are due at the time of filing any request for an extension of the time to file a Tax Return. Prior to the filing of such consolidated or combined Tax Returns, Stilwell shall pay to KCSI in time to allow KCSI to pay from funds received from Stilwell the excess, if any, of the final tax liability (and any interest and penalties due thereon at the rate applicable to tax payment balances due) of
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the Stilwell Group over any estimated tax payments or other credits relating to the Stilwell Group, and KCSI shall pay to Stilwell the excess (including any interest thereon at the rate applicable to tax payment balances due), if any, of any such estimated tax payments and other credits over the final tax liability of the Stilwell Group. Such payments shall be made within 15 days after the filing of any federal consolidated Tax Return and, with respect to all consolidated or combined state Tax Returns covering the same tax period, within 15 days after the filing of the last such state Tax Return, except that if the payment called for by this Section 1.2 is the subject of a request for a refund, within two days after the receipt of the refund or the crediting of the refund amount against other tax liability.

     Section 1.3 STILWELL TAX ALLOCATION AGREEMENT. Solely for the purpose of Tax Returns prepared after the date of this Agreement in accordance with
Section 1.1 and with respect to the periods covered by such Tax Returns, Stilwell and KCSI agree as follows:

     (a) KCSI and Stilwell shall execute and file such consents, elections and other documents as may be required or appropriate for the proper filing of such Tax Returns.

     (b) KCSI and Stilwell shall maintain and shall cause any U.S. Subsidiaries now in existence or subsequently formed to maintain concurrent fiscal years.

     (c)  With respect to consolidated Federal income Tax Returns:

          i) Stilwell shall pay to KCSI the amount (if any) of Federal income taxes for which Stilwell would have been liable for that year, computed as though Stilwell had filed a separate Tax Return for the Stilwell Group. For purposes of this Agreement, Stilwell's tax liability if it had filed a separate Tax Return shall be computed using the maximum corporate income tax rate then in effect (disregarding any graduated tax rates).

          ii) A computation of Stilwell's estimated tax liability for each calendar quarter shall be made on a cumulative year-to-date basis, and Stilwell shall pay to KCSI in time to allow KCSI to pay from funds received from Stilwell the amount of estimated tax calculated for such quarter and due on the following dates: April 15 for the first calendar quarter; June 15 for the second calendar quarter; September 15 for the third calendar quarter; and December 15 for the fourth calendar quarter.

     (d)  In any state in which KCSI files consolidated or combined Tax
Returns:

          (i) Stilwell shall pay to KCSI a portion of income taxes payable to such state on a consolidated or combined basis determined by allocating among the entities included in such Tax Return on the basis of the separate taxable income or loss of each such entity which is reported to such state in such Tax Return. If a loss is involved, the amount of taxes payable shall be computed first without including such loss and allocated as above; amounts in excess of taxes actually payable shall then be paid to the loss companies in proportion to their taxable losses.

          (ii) A computation of Stilwell's estimated state tax liability for each calendar quarter shall be made on a cumulative year-to-date basis, and Stilwell shall make payment of estimated state income taxes to KCSI on the dates on which estimated state income tax payments are required to be made in the states in question.
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          (iii) Until Stilwell is able to obtain any consent required to assign and transfer to Stilwell the Tax Allocation Agreement between KCSI and Janus Capital Corporation dated January 1, 1989, as amended effective January 1, 1998:

                (A) Stilwell shall be required to perform, for KCSI, all obligations KCSI is obligated to perform for another party under such agreement at the time and in the same manner as KCSI is required to perform its obligation to such other party.

                (B) All benefits and assets that are received by KCSI under such agreement shall be transferred to Stilwell at the same time and in the same manner as such benefits and assets are received by KCSI.

                (C) If Stilwell is required to deliver any funds to KCSI by reason of the foregoing, Stilwell shall deliver such funds to KCSI in time so as to allow KCSI to use such funds to satisfy its obligations under such agreement.

                (D) If KCSI receives any notice or has any elections or choices under such agreement, KCSI shall provide a copy of any such notice to Stilwell within two (2) business days of KCSI's receipt thereof, and KCSI shall make any election or choice under such agreement only as approved in writing by Stilwell.

                (E) KCSI will not provide any consents or waivers under such agreement or agree to any amendment of such agreement without the prior written approval of Stilwell.

     Section 1.4 OTHER RETURNS. KCSI shall timely file or cause to be filed all other Tax Returns required with respect to the KCSI Group, and Stilwell shall timely file or cause to be filed all other Tax Returns with respect to the Stilwell Group.

                 ARTICLE II.  ACTIONS WITH RESPECT TO SPIN-OFF

     Section 2.1  KCSI GROUP.

     (a) KCSI agrees that it will not take, and it will not permit any member of the KCSI Group to take, any action that will cause the Spin-off to fail to qualify as a tax-free spin-off under Code Section 355 unless required to do so by law.

     (b) KCSI represents and warrants that with respect to the portions of the representations made on pages 52 and 53 of the Initial Submission labeled
(j), (k), (q), (s), (t) and (u) which relate to the KCSI Group, such representations are true and correct, and none of the KCSI Group has engaged in discussions which would cause such representations to be untrue.

     (c) KCSI represents and warrants that with respect to the portions of the representations which relate to the KCSI Group made in the letter ruling dated July 9, 1999 issued to KCSI with respect to the Spin-off (the "Letter Ruling", in which KCSI is referred to as Distributing), such representations are true and correct, and none of the KCSI Group has engaged in discussions which would cause such representations to be untrue.

     (d) For a period of three years after the Disaffiliation Date, KCSI agrees to notify Stilwell: (i) at least 30 days before KCSI issues any common stock or any interest convertible into common stock (all such interests "KCSI Common Stock") (other than pursuant to the exercise of stock options or the
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KCSI Employee Stock Purchase Plan) or (ii) within five days after KCSI becomes aware of any acquisition, exchange, merger or other corporate transaction which would involve 10% or more of the then outstanding KCSI Common Stock. The notice shall include a description of the occurrence that will involve KCSI Common Stock.

     Section 2.2  STILWELL GROUP.

     (a) Stilwell agrees that it will not take, and it will not permit any member of the Stilwell Group to take, any action that will cause the Spin-off to fail to qualify as a tax-free spin-off under Code Section 355 unless required to do so by law.

     (b) Stilwell represents and warrants that with respect to the portions of the representations made on pages 52 and 53 of the Initial Submission labeled (j), (k), (q), (r) and (u) which relate to the Stilwell Group, such representations are true and correct, and none of the Stilwell Group has engaged in discussions which would cause such representations to be untrue.

     (c) Stilwell represents and warrants that with respect to the portions of the representations made in the Letter Ruling which relate to the Stilwell Group (Stilwell is referred to in the Letter Ruling as Controlled), such representations are true and correct, and none of the Stilwell Group has engaged in discussions which would cause such representations to be untrue.

     (d) For a period of three years after the Disaffiliation Date, Stilwell agrees to notify KCSI: (i) at least 30 days before Stilwell issues any common stock or any interest convertible into common stock (all such interests "Stilwell Common Stock") (other than pursuant to the exercise of stock options or the Stilwell Employee Stock Purchase Plan) or (ii) within five days after Stilwell becomes aware of any acquisition, exchange, merger or other corporate transaction which would involve 10% or more of the then outstanding KCSI Common Stock. The notice shall include a description of the occurrence that will involve Stilwell Common Stock.

     Section 2.3 INFORMATION TO STOCKHOLDERS. KCSI agrees that it shall provide each KCSI stockholder as of the record date fixed by the KCSI Board of Directors to determine the KCSI stockholders who will receive Stilwell common stock in the Spin-off the information related to the Spin-off required to be attached to each such stockholder's federal income Tax Return for the taxable year in which the Spin-off occurs.

               ARTICLE III.  INDEMNIFICATION OF TAX LIABILITIES

     Section 3.1 INDEMNIFICATION BY KCSI. KCSI shall indemnify and hold harmless Stilwell and each member of the Stilwell Group against liability for

     (a) any and all Taxes attributable to the income, operations, or assets of any of the KCSI Group, whether arising before or after the Disaffiliation Date;

     (b) any and all Taxes or other loss resulting from any breach by any of the KCSI Group of any representation, warranty or covenant contained in this Agreement; and

     (c) any and all Taxes imposed on any member of the Stilwell Group or on any KCSI or Stilwell stockholder, and any and all claims brought by a KCSI or Stilwell stockholder against any member of the Stilwell Group, including Taxes or claims which arise as a result of the failure of the Spin-off to qualify as a tax-free spin-off under Code Section 355 by reason of (w) any
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act or failure to act by any member of the KCSI Group, (x) any other party's actions with respect to the KCSI Group (including any change of ownership of KCSI), (y) any inaccurate information regarding any member of the KCSI Group contained in the Ruling Request or any breach of any representation set forth in the Ruling Request or the Letter Ruling with respect to any member of the KCSI Group, or (z) any omission from the Ruling Request of information with respect to any member of the KCSI Group required to be included in a private letter ruling request under Code Section 355 by Rev. Proc. 96-30, 1996-1 C.B. 696.

As used herein, "Taxes" means all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, valued added, property or windfall profit taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest, penalties and other additions to tax imposed by any governmental authority, domestic or foreign.

     Section 3.2 INDEMNIFICATION BY STILWELL. Stilwell shall indemnify and hold harmless KCSI and each member of the KCSI Group against liability for

     (a) any and all Taxes (including any Taxes arising from the triggering of any excess loss account relating to KCSI's ownership of Stilwell stock) attributable to the income, operations or assets of the Stilwell Group, whether arising before or after the Disaffiliation Date;

     (b) any and all Taxes or other loss resulting from any breach by any of the Stilwell Group of any representation, warranty or covenant contained in this Agreement; and

     (c) any and all Taxes imposed on any member of the KCSI Group or on any KCSI or Stilwell stockholder, and any and all claims brought by a KCSI or Stilwell stockholder against any member of the KCSI Group, including Taxes or claims which arise as a result of the failure of the Spin-off to qualify as a tax-free spin-off under Code Section 355 solely by reason of (w) any act or failure to act by any member of the Stilwell Group, (x) any other party's actions with respect to the Stilwell Group (including any change of ownership of Stilwell), (y) any inaccurate information regarding any member of the Stilwell Group contained in the Ruling Request or any breach of any representation set forth in the Ruling Request or the Letter Ruling with respect to any member of the Stilwell Group, or (z) any omission from the Ruling Request of information with respect to any member of the Stilwell Group required to be included in a private letter ruling request under Code
Section 355 by Rev. Proc. 96-30, 1996-1 C.B. 696.

     Section 3.3 DIVISION OF TAX LIABILITY. If there should arise any Taxes incurred with respect to periods prior to the Spin-off which are not attributable solely to either the Stilwell Group or the KCSI Group, such Taxes shall be divided between the Stilwell Group and the KCSI Group in proportion to each of the Stilwell Group's and the KCSI Group's relative responsibility, except that any Taxes incurred with respect to issues for which a specific reserve has been established shall be paid by whichever of Stilwell or KCSI (or the particular KCSI Group or Stilwell Group member) has been allocated such reserve. If there should arise any Taxes the origin of which cannot be determined to be partially or solely with the Stilwell Group or the KCSI Group, such Taxes shall be divided equally between the Stilwell Group and the KCSI Group.

     Section 3.4  PAYMENT TREATMENT.  All payments made pursuant to Section

3.1 or 3.2 with respect to periods for which consolidated or combined Tax Returns were filed and which included members of both the KCSI Group and the Stilwell Group shall be treated, to the fullest extent possible, as payments made directly to the taxing authority by a taxpayer having a direct obligation (whether joint or joint and several) to the taxing authority.

             ARTICLE IV.  ADDITIONAL TAXES, REFUNDS AND CARRYBACKS

     Section 4.1 ADDITIONAL TAXES AND TAX REFUNDS. Taxes resulting from any adjustments in any consolidated Tax Return or consolidated or combined Tax Return year which are attributable to Stilwell or its Subsidiaries (including years ended prior to fiscal 1999) shall be borne by Stilwell, and KCSI shall pay to Stilwell any refund of any Tax and any interest on such refund which is received as the result of an adjustment in any consolidated Tax Return or consolidated or combined Tax Return year after the Disaffiliation Date by any member of the KCSI Group or credited after the Disaffiliation Date against any liability of any member of the KCSI Group and which is attributable to the income, operations or assets of any member of the Stilwell Group. Such payment shall be made within ten days of receipt or the crediting of such refund. The crediting of a refund shall be deemed to occur at the time the liability would have been paid absent the refund.

     Section 4.2 CARRYBACKS. If any member of the Stilwell Group generates a deduction, loss or credit for any Tax period ending after the Disaffiliation Date that can be carried back to any prior consolidated or combined Tax year which includes members of both the KCSI Group and the Stilwell Group, KCSI shall, at the written request of Stilwell and at Stilwell's expense, prepare and file an amended Tax Return for such prior year reflecting such carryback. KCSI shall pay to Stilwell an amount equal to any Tax refund and interest received with respect to such carryback in accordance with Section 4.1

                                V.  TAX AUDITS

     Section 5.1 GENERAL. Except as provided in Section 5.2, KCSI shall have sole responsibility for all audits and other proceedings with respect to Taxes or Tax Returns of the KCSI Group, and Stilwell shall have sole responsibility for all audits and other proceedings with respect to Taxes or Tax Returns of the Stilwell Group. If there should arise any audit expenses (including legal and accounting expenses) incurred with respect to periods prior to the Spin-off which are not attributable solely to either the Stilwell Group or the KCSI Group, such audit expenses shall be divided between the Stilwell Group and the KCSI Group in proportion to each of the Stilwell Group's and the KCSI Group's relative responsibility, except that any audit expenses incurred with respect to issues for which a specific reserve has been established shall be paid by whichever of Stilwell or KCSI (or the particular KCSI Group or Stilwell Group member) has been allocated such reserve. If there should arise any audit expense the origin of which cannot be determined to be partially or solely with the Stilwell Group or the KCSI Group, such audit expense shall be divided equally between the Stilwell Group and the KCSI Group, and the Stilwell Group and the KCSI Group shall manage the underlying audit issue jointly and shall have joint authority and responsibility with respect to such audit issue.

     Section 5.2 INDEMNIFIED CLAIMS. KCSI or Stilwell, as the case may be, shall promptly notify the other in writing of any proposed adjustment to a Tax Return, or obligation that may result in liability of the other party
(the "Indemnitor") under this Agreement. The Indemnitor shall have the right to control and contest the proposed adjustment and to employ counsel, experts and consultants of its choice at its expense; provided, however, that if the proposed adjustment involves a consolidated or combined Tax Return for which the indemnified party is responsible and proceedings involving the proposed adjustment cannot be separated from other proposed adjustments or proceedings, the Indemnitor shall not settle the proposed adjustment without the written consent of the indemnified party, which consent shall not be unreasonably withheld. The Indemnitor shall provide the indemnified party with such notice and information as are reasonably necessary to keep the indemnified party reasonably apprised of the progress of any audit, protest or other proceeding involving the proposed adjustment and shall, in good faith, consider all reasonable suggestions of the indemnified party with respect to the handling of such audit, protest or other proceeding.

                          ARTICLE VI.  STOCK OPTIONS

     Section 6.1 SUBSTITUTED OPTIONS. As part of the Spin-off, KCSI plans to substitute options for all KCSI non-qualified stock options outstanding on the day after the record date for the Spin-off ("Options") in order to provide for the equitable adjustment of the Options as allowed by the KCSI stock option plans pursuant to which the Options have been granted. All such Options will remain outstanding with an adjusted exercise price ("New KCSI Options"), and holders of the Options will receive separately exercisable options to buy Stilwell common stock ("New Stilwell Options") (collectively the New KCSI Options and the New Stilwell Options are referred to as "Substituted Options").

     Section 6.2 WITHHOLDING AND PAYROLL TAXES. KCSI and Stilwell each agree that the issuer of the stock issued upon the exercise of a Substituted Option shall withhold all federal, state, local or other taxes required to be withheld in connection with the exercise of a Substituted Option, and shall provide a statement to the optionee (or his or her estate) showing the compensation income recognized under Code Section 83 during the applicable calendar year. KCSI and Stilwell also agree that the company which is paying the employee (or if the optionee exercising is no longer employed, the company which was paying such optionee at the time he or she left service) at the time of exercise of a Substituted Option shall pay the employer portion of any FICA (including Medicare) and Railroad Retirement taxes due on the exercise of the Substituted Options.

     Section 6.3 ISSUANCE OF STOCK. KCSI and Stilwell each agree to issue shares of their stock upon the exercise of the New KCSI Options and the New Stilwell Options, respectively, and agree that holders of the Substituted Options shall purchase shares in each of KCSI and Stilwell directly from the relevant corporation upon the exercise of a New KCSI Option or a New Stilwell Option, as the case may be.

                           ARTICLE VII.  COOPERATION

     KCSI and Stilwell shall cooperate with each other as necessary in the filing of Tax Returns and the conduct of audits and other proceedings and each shall execute and deliver such powers of attorney and other documents and make available such information and documents as are necessary to carry out the intent of this Agreement. Stilwell shall have the right to review Tax Returns prior to the time such Tax Returns are filed pursuant to Section 1.1 and any amended KCSI Tax Returns for periods prior to the Disaffiliation Date which may affect the liability of any member of the Stilwell Group, and may control the presentation in such Tax Returns of any matters which affect any member of the Stilwell Group's liability.

     Each party agrees to notify the other party of any audit adjustment which does not result in Tax liability but can be reasonably expected to affect Tax Returns of the other party or any of its subsidiaries. KCSI and Stilwell shall retain adequate records, documents, accounting data and other information necessary for the preparation and filing of all Tax Returns required to be filed by KCSI or any member of the KCSI Group or the Stilwell Group, respectively, and for any audits and litigation relating to such Tax Returns or to any Taxes payable by KCSI or any member of the KCSI Group or the Stilwell Group, respectively, for periods prior to the Disaffiliation Date and to give the other party reasonable access to such records, documents, accounting data and other information and to its personnel and premises, for the purpose of the review or audit of such Tax Returns and obtaining copies thereof to the extent relevant to an obligation or liability of a party under this Agreement. KCSI shall provide to Stilwell, upon reasonable request, all tax accounting information in KCSI's possession or control relating to Stilwell's, or any of Stilwell's Subsidiaries, operations and assets (for whatever purpose deemed necessary by Stilwell), including, without limitation, earnings and profits studies and calculations, asset depreciation and amortization schedules and other such information. Tax Returns and support files and work papers for periods ending on or prior to the Disaffiliation Date shall remain in the possession of KCSI, subject to the provisions of the two preceding sentences. The obligations set forth in this paragraph shall continue until the final conclusion of any audits or litigation to which the records and information relate or until expiration of all applicable statutes of limitations, whichever is longer.

                    ARTICLE VIII.  MISCELLANEOUS PROVISIONS

     Section 8.1 NOTICES. Any notice required or permitted to be given pursuant to this Agreement shall be in writing and shall be delivered personally, by courier service providing a delivery receipt or by registered or certified U.S. mail, postage prepaid, to the other party at the address set forth below or at such other address as the party may designate by written notice to the other party:

     If to KCSI:

          Kansas City Southern Industries, Inc.
          114 West 11th Street
          Kansas City, Missouri 64105
          Attn:  Senior Vice President and General Counsel

     If to Stilwell:

          Stilwell Financial, Inc.
          114 West 11th Street
          Kansas City, Missouri 64105
          Attn:  President

     Section 8.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without regard to its principles of conflicts of laws.

     Section 8.3 LIMITATION ON WAIVERS. The provisions of this Agreement may be waived only if the waiver is in writing and signed by the party making the waiver. No delay or omission in exercising any right under this Agreement will operate as a waiver of the right on any further occasion. No waiver of any particular provisions of this Agreement will be treated as a waiver of any other provision, and no waiver of any rights will be deemed a continuing waiver of the same right with respect to subsequent occurrences that give rise to it. All rights given by this Agreement are cumulative to other rights provided for in this Agreement and to any other rights available under applicable law.

     Section 8.4 COMPLETE AGREEMENT. This Agreement supersedes all other prior negotiations, agreements and understandings between the parties with respect to the subject matter hereof, including tax allocation agreements between or among KCSI and any members of the KCSI Group or the Stilwell Group where the terms of such tax allocation agreements conflict with the terms of this Agreement, except that KCSI and Stilwell acknowledge that (i) paragraph 3 of the Intercompany Agreement provides a supplemental position with respect to the Janus Agreement and (ii) paragraph 13 of the Intercompany Agreement regarding mediation and arbitration of disputes shall also apply to this Agreement.

     Section 8.5 TERM. This Agreement shall commence on the date shown on page 1 hereof and shall continue in effect until otherwise agreed to in writing by KCSI and Stilwell or their successors.

     Section 8.6 SUCCESSORS AND ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. KCSI and Stilwell hereby guarantee the performance of actions, agreements and obligations contained in this Agreement of each member of the KCSI Group and the Stilwell Group, respectively. Neither KCSI nor Stilwell shall assign any of their rights or delegate any of their duties under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


                    KANSAS CITY SOUTHERN INDUSTRIES, INC.

                    By: /s/ M. R. Haverty
                        -------------------------------
                        Name:  Michael R. Haverty
                        Title: Executive Vice President


                    STILWELL FINANCIAL, INC.

                    By: /s/ Landon H. Rowland
                        ------------------------------
                        Name:  Landon H. Rowland
                        Title: Chairman, President and
                               Chief Executive Officer